Exhibit 21.1

MiMedx Group, Inc.

List of Subsidiaries

Company	Jurisdiction of Organization
MiMedx, Inc.	Florida
MiMedx Processing Services, LLC	Florida
MiMedx Tissue Services, LLC	Georgia